NORTHROP GRUMMAN CORPORATION

                                                                    Exhibit 99.1

Management's Discussion and Analysis of the Company's
Financial Condition and Results of Operations

BUSINESS CONDITIONS

Northrop Grumman is one of the major companies that competes in both the domestic and international markets of the aerospace and defense industry. While Northrop Grumman is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the aerospace and defense industry and by certain elements peculiar to its own business mix. It is common in this industry for work on major programs to be shared among a number of companies. A company competing to be a prime contractor can turn out to be a subcontractor. It is not uncommon to compete with customers, and simultaneously on other contracts, to be either a supplier to or a customer of such competitor. The nature of major aerospace programs, conducted under binding contracts, allows companies that perform well to benefit from a level of program continuity unknown in many industries. While Northrop Grumman conducts most of its business with the U.S. Government, principally the Department of Defense, domestic and international commercial sales still represent a significant portion of total revenue.

     The collapse of communism and the subsequent reductions in the U.S. defense budget have fundamentally altered the landscape of the global aerospace and defense industry. Since the early 1990's the industry has been going through a consolidation process and, along with it, significant downsizing. These actions, in which Northrop Grumman has participated, have made competition even more intense than in the past. Lockheed Martin Corporation, The Boeing Company, and Raytheon Company are the largest companies in the aerospace and defense industry at this time. Northrop Grumman competes against these and other companies for a number of large and smaller programs. Intense competition and long operating cycles are both characteristics of the industry's - and Northrop Grumman's - business.

     The current composition of Northrop Grumman resulted from a series of strategic acquisitions and mergers by the former Northrop Corporation beginning in 1992, when the company acquired a 49 percent interest in the Vought Aircraft Company, a designer and builder of commercial and military aerostructures. The remaining 51 percent interest in Vought Aircraft was purchased in 1994. Also in 1994, the company purchased the outstanding common stock of Grumman Corporation and the company was renamed Northrop Grumman Corporation. In 1996, Northrop Grumman acquired the defense electronic systems group of Westinghouse Electric Corporation. Effective August 1, 1997, the company consummated its merger with Logicon, Inc. (Logicon), a leading defense information technology company.

NORTHROP GRUMMAN CORPORATION

         On July 3, 1997, the company announced that it had entered into a definitive agreement with Lockheed Martin Corporation to combine the companies. On February 26, 1998, shareholders of Northrop Grumman approved the merger. On March 23, 1998, the U.S. Government filed suit to block the merger and on July 16, 1998, Lockheed Martin notified the company that it was terminating its merger agreement with the company pursuant to the terms of the agreement. The company recorded charges totaling $186 million in 1998 for costs related to the terminated merger. The charges cover vesting of restricted stock which became issuable following shareholder approval of the merger and other costs associated with the terminated merger, including investment banking fees, legal and accounting fees, and costs related to responding to the Government's request for information.

         In 1998 and 1999 the company acquired several businesses. Inter-National Research Institute Inc. (INRI) was acquired in 1998 and the Information Systems Division of California Microwave, Inc., Data Procurement Corporation
(DPC), and Ryan Aeronautical, an operating unit of Allegheny Teledyne Incorporated, were all acquired in 1999.

         Effective July 24, 2000, the company completed the sale of its commercial aerostructures ("Aerostructures") business to The Carlyle Group, pursuant to an Asset Purchase Agreement dated as of June 9, 2000 between Northrop Grumman and Vought Aircraft Industries, Inc., an entity owned by The Carlyle Group. Aerostructures is a major producer of commercial and military aircraft subassemblies, the majority of which are sold to The Boeing Company and, for military contracts, ultimately to the U. S. Government. The company's Consolidated Statements of Income and related disclosures have been restated to reflect Aerostructures as discontinued operations for all periods presented. See the footnote titled "Discontinued Operations" for additional information.

         Northrop Grumman's three reportable segments are its three operating units: Integrated Systems (ISS), Electronic Sensors and Systems (ESS) and Logicon, the company's information technology sector.

Integrated Systems Segment

Air Combat Systems (ACS), Airborne Early Warning and Electronics Warfare (AEW/EW), and Airborne Ground Surveillance and Battle Management (AGS/BM) are the three major business areas within the ISS segment.

         The ACS business area includes Northrop Grumman's largest program, the B-2 bomber, for which the company is the prime contractor. The company continues to perform modifications to Block 20 aircraft to bring them to the fully operational Block 30 configuration. The U.S. Air Force currently plans to operate two B-2 bomber squadrons of eight aircraft each with an additional five aircraft available to fill in for those in depot for periodic maintenance. The B-2 work is performed at the ISS segment's California facilities in Palmdale and Pico Rivera.

NORTHROP GRUMMAN CORPORATION

         The company is the principal subcontractor to The Boeing Company on the F/A-18 program, which is also included in the ACS business area. The F/A-18 is a fighter/ground-attack aircraft with configurations equipped for either one or two crew members. Principally deployed by the U.S. Navy on aircraft carriers, it also has been purchased by several other nations as a land-based combat aircraft. The company builds approximately 40 percent of the aircraft including the center and aft fuselage, vertical tails, and associated subsystems. The F/A-18 single-seat E and two-seat F, enhanced versions of the F/A-18C and D models, are currently in production and will serve as the U.S. Navy's next-generation multimission aircraft. The F/A-18 work is performed at the company's facility in El Segundo, California.

         In July 1999, the company purchased Ryan Aeronautical and combined its products with the existing sub-scale targets programs to form the unmanned systems business element reported in the ACS business area. The purchase included two major development projects, Global Hawk and the Miniature Air Launched Decoy (MALD). Global Hawk is being developed for the U.S. Air Force to provide battlefield commanders with intelligence imagery from high altitudes for long periods of time. MALD is a small jet powered aerial vehicle designed to imitate manned jet fighters in radar images and confuse enemy air defense systems.

         The AEW/EW business area produces the E-2C Hawkeye and performs upgrades to EA-6B aircraft. Northrop Grumman is a major producer of airborne early warning and control systems, including the all-weather E-2C Hawkeye aircraft. The E-2C has been in active service with the U.S. Navy since 1973 and is employed by the air forces of five other nations. The EA-6B is the armed services only offensive tactical radar jamming aircraft. Manufacturing for both aircraft is performed at Northrop Grumman's St. Augustine, Florida site while engineering, program management and product development is performed in Bethpage, New York.

         The company is the prime contractor for the E-8 Joint Surveillance Target Attack Radar System (Joint STARS), which is included in the AGS/BM business area. Joint STARS detects, locates, classifies, tracks and targets potentially hostile ground movement in all weather conditions. It is designed to operate around the clock in constant communication through secure data links with Air Force command posts, Army mobile ground stations or centers of military analysis far from the point of conflict. The Joint STARS platform is a Boeing 707-300 airframe that is remanufactured at Northrop Grumman's Lake Charles, Louisiana site. Final installation of electronics and testing are performed at the company's test facility in Melbourne, Florida.

NORTHROP GRUMMAN CORPORATION

Electronic Sensors and Systems Segment

The ESS segment comprises four business areas: Aerospace Electronic Systems; Command, Control, Communications, Intelligence and Naval Systems (C3I&N); Defensive Electronic Systems; and several smaller business elements referred to as "Other". The segment's primary expertise is the ability to conceive, design, produce and support high performance sensors and intelligence systems operating in all environments from underseas to outer space.

         Aerospace Electronic Systems includes four business elements: combat avionics systems, land combat systems, airborne surveillance systems, and space systems. Combat avionics systems is focused on providing radar and electro-opti c-based avionics systems to meet the needs for targeting and strike missions for armed forces worldwide. The AN/APG-66/68 airborne fire control radar series aboard F-16 fighters throughout the world has set a new standard for performance and reliability over the last two decades. More than six thousand AN/APG-66/68 radars have been produced since 1976. The basic radar, with multiple variants, is currently on 16 airborne platforms deployed in 20 countries. Northrop Grumman currently is leading a team developing the next-generation air-dominance radar (AN/APG-77) featuring a low observable, active electronically scanned array with multiple target, all-weather capability for the U. S. Air Force's F-22 aircraft. Advanced radar concepts for the next generation Joint Strike Fighter have been developed and flown aboard Northrop Grumman flight test aircraft. These radar systems are produced at the company's Linthicum, Maryland facility.

         Northrop Grumman's land combat systems business element, teamed with Lockheed Martin, is producing the Longbow APG-78 fire control radar and the Longbow Hellfire missile for the U. S. Army's AH-64 Apache attack helicopter and the British WAH-64 Westland Apache. There is extensive international interest in the Apache Longbow battlefield tactical weapon system. Longbow fire control radar work is performed at the ESS segment's Linthicum facility and the Longbow missile work is performed in Huntsville, Alabama. Additionally, Northrop Grumman is currently in Low Rate Initial Production (LRIP) for the BAT "brilliant" anti-armor submunition at the company's new BAT production facility at Huntsville. BAT is an autonomous submunition that uses passive acoustic and infrared sensors to find, attack and destroy moving tanks and other armored vehicles in hostile territory. BAT is designed to be carried and dispensed by the U. S. Army's TACMS (Tactical Missile System) Block II surface-to-surface missile with potential application for ground-, air-, and sea-launched cruise missiles, artillery rockets, and munitions dispensers.

NORTHROP GRUMMAN CORPORATION

         Airborne surveillance systems products include the Airborne Warning and Control System (AWACS) radar (AN/APY-1, APY-2), which, integrated in the highly reliable Boeing 707 and 767 aircraft, has been the surveillance system of choice for U.S. and allied forces worldwide. The AWACS Radar System Improvement Program
(RSIP) is currently in production for the U.S. Air Force, the United Kingdom and NATO. RSIP will enhance the performance of the AWACS radar against smaller cross section targets. A new surveillance product, the Multirole Electronically Scanned Array (MESA), is currently being developed for installation on seven Boeing 737 aircraft for the Royal Australian Air Force. These systems are produced at the Linthicum, Maryland facility. The E-8 Joint STARS is equipped with the Northrop Grumman Norden Systems AN/APY-3 air-to-ground surveillance system, which provides long-range, standoff, real-time surveillance of the battlefield. An advanced Radar Technology Insertion Program (RTIP) is currently under development. With its advanced active aperture, the RTIP will provide significant performance upgrades on Joint STARS for its current mission and opens the way for incorporation of new missions. These systems are produced at the company's Norwalk, Connecticut facility. The space systems business element develops space sensors and systems, with subsegments of military and civil/commercial space, and intelligence, surveillance, reconnaissance ground-based processing systems.

         The C/3/I&N business area produces air defense and air traffic control radar systems for domestic and international customers. The new highly mobile, solid-state AN/TPS-70 family of radars and U. S. Air Force AN/TPS-75 are among the products in this business area. They have been the front line U.S. Air Force air defense system standard since 1968. These systems currently operate in more than 30 countries, supporting air defense, air sovereignty, air traffic control, and counter-narcotics needs. The ASR-12, a solid-state, new generation derivative of the company's FAA standard ASR-9 terminal radar is now in full production, with 12 systems on order and three systems operational in Peru, Mexico, and El Salvador.

         C/3/I&N is also a leader in producing marine machinery and advanced propulsion systems, missile launchers, shipboard electronics and control systems, mine countermeasures, and underseas vehicles. Every Nimitz-class aircraft carrier is fitted with eight turbine generator sets. The company produces these generators as well as the main propulsion system for the U.S. Navy's Seawolf- and Virginia-class attack submarines at its Sunnyvale, California site. Late in 1999, the company was one of two selected by the Navy to develop the next generation Electro-Magnetic Launcher (EMALS), which could ultimately replace the steam catapult. The Sunnyvale facility also has responsibility for integration of the intercooled recuperated (ICR) gas turbine engine, which is a candidate for the DD-21 next generation

NORTHROP GRUMMAN CORPORATION

destroyer. The company's Annapolis, Maryland facility has responsibility for the Advanced SEAL Delivery System (ASDS) mini-submarine and the SPQ-9B shipboard radar, and is a significant participant in the DD-21 competition.

         The Defensive Electronic Systems business area includes radio frequency and infrared countermeasures equipment. The company's Rolling Meadows, Illinois site produces the AN/ALQ-135, an internally mounted radar jammer deployed on F-15 fighter aircraft as part of that aircraft's tactical electronic warfare system. The AN/ALQ-162 Shadowbox, a jammer built specifically to counter continuous wave radars, has been installed on the AV-8B and certain foreign owned F/A-18 aircraft. It also is being deployed on U.S. Army helicopters and special mission aircraft and has been sold to the air forces of three other nations. The company is currently producing a directional infrared countermeasures (DIRCM) system for the United Kingdom and the U.S. Special Operations Command. DIRCM is slated for use on British helicopters and transports and U.S. Special Operations Command C-130 transports to protect the aircraft from heat-seeking missiles. DIRCM is the first infrared countermeasures system of its kind and was developed to accommodate laser capabilities currently in development. The company's Linthicum, Maryland site produces the AN/ALQ-165 airborne self-protection jammer in a joint venture with ITT Avionics. The AN/A LQ-165 is an internally mounted system that protects tactical aircraft against numerous radar-guided threats. It currently is installed on U. S. and international F/A-18 and F-14 aircraft.

         Included in the business area labeled "Other" is California Microwave Systems, which was acquired by Northrop Grumman in April 1999. This unit specializes in airborne reconnaissance and surveillance systems, government ground-based satellite communications systems, communications gateway systems, and mission planning. California Microwave Systems' customers include the U.S. military services, other U.S. government agencies, and international defense organizations. Other elements included in "Other" are systems development and technology and automation and information systems.

Logicon Segment

The three major business areas reported in Logicon, the company's information technology sector, are: Government Information Technology, Technology Services, and Commercial Information Technology.

         Logicon is a leading provider of advanced information technologies, systems and services. Its areas of expertise include: command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); weapon systems; information systems; training and simulation; science and technology; base and range support; and systems support services. Customers include the U.S.

NORTHROP GRUMMAN CORPORATION

Government, both Department of Defense(DoD) and non-DoD Federal agencies, state and local governments, and commercial enterprises. Contracts with the U.S. Government account for most of the segment's revenues.

     In the following table of segment and major customer data, revenue from the United States Government includes revenue from contracts on which Northrop Grumman is the prime contractor as well as those on which the company is a subcontractor and the ultimate customer is the U.S. Government.

RESULTS OF OPERATIONS BY SEGMENT AND MAJOR CUSTOMER

Year ended December 31, $ in millions                 1999         1998         1997
------------------------------------------------------------------------------------
Net Sales
Integrated Systems

    United States Government                       $ 3,574      $ 3,464      $ 3,643
    Other customers                                     38           94          269
    Intersegment sales                                   6            5           13
------------------------------------------------------------------------------------
                                                     3,618        3,563        3,925
------------------------------------------------------------------------------------
Electronic Sensors & Systems

    United States Government                         1,894        2,014        2,394
    Other customers                                    673          708          490
    Intersegment sales                                 146          177          180
------------------------------------------------------------------------------------
                                                     2,713        2,899        3,064
------------------------------------------------------------------------------------
Logicon

    United States Government                         1,248          948          884
    Other customers                                    189          139          118
    Intersegment sales                                  22           20           20
------------------------------------------------------------------------------------
                                                     1,459        1,107        1,022
Intersegment eliminations                             (174)        (202)        (213)
------------------------------------------------------------------------------------
Total net sales                                    $ 7,616      $ 7,367      $ 7,798
====================================================================================

Operating Margin

    Integrated Systems                             $   387      $   272      $   343
    Electronic Sensors & Systems                       199          218          248
    Logicon                                             80           60           67
------------------------------------------------------------------------------------
                                                       666          550          658
    Adjustments to reconcile to total operating margin:

    Corporate expenses                                 (26)         (58)         (30)
    Deferred state tax (provision)benefit              (29)         (10)           8
    Mark-to-market restricted stock rights                                       (39)
    Pension income                                     343          270          144
------------------------------------------------------------------------------------
    Total operating margin                         $   954      $   752      $   741
====================================================================================

NORTHROP GRUMMAN CORPORATION


Year ended December 31, $ in millions            1999           1998           1997
-----------------------------------------------------------------------------------
 Contract Acquisitions

       Integrated Systems                     $ 3,164        $ 2,489        $ 3,126
       Electronic Sensors & Systems             3,055          2,388          2,983
       Logicon                                  1,481          1,205            938
-----------------------------------------------------------------------------------
       Total acquisitions                     $ 7,700        $ 6,082        $ 7,047
===================================================================================

Funded Order Backlog

       Integrated Systems                     $ 4,451        $ 4,899        $ 5,968
       Electronic Sensors & Systems             3,439          2,951          3,285
       Logicon                                    609            565            447
-----------------------------------------------------------------------------------
       Total backlog                          $ 8,499        $ 8,415        $ 9,700
===================================================================================

Assets

       Integrated Systems                     $ 3,497        $ 3,797        $ 3,847
       Electronic Sensors & Systems             3,883          3,913          3,990
       Logicon                                    618            618            559
-----------------------------------------------------------------------------------
       Segment assets                           7,998          8,328          8,396
       General corporate                        1,287          1,208          1,281
-----------------------------------------------------------------------------------
       Total assets                           $ 9,285        $ 9,536        $ 9,677
===================================================================================

Capital Expenditures

       Integrated Systems                     $    85        $   110        $   125
       Electronic Sensors & Systems                97             82             94
       Logicon                                     19             19             17
       General corporate                                                          2
-----------------------------------------------------------------------------------
       Total expenditures                     $   201        $   211        $   238
===================================================================================

Depreciation and Amortization

       Integrated Systems                     $   133        $   142        $   173
       Electronic Sensors & Systems               222            211            208
       Logicon                                     32             38             35
       General corporate                            2              2              2
-----------------------------------------------------------------------------------
       Total depreciation and amortization    $   389        $   393        $   418
===================================================================================

NORTHROP GRUMMAN CORPORATION

     An individual company's success in the competitive aerospace/defense environment depends upon its ability to develop and market its products, as well as, its ability to provide the people, facilities, equipment and financial capacity needed to deliver those products with maximum efficiency. It is necessary to maintain, as the company has, sources for raw materials, fabricated parts, electronic components and major subassemblies. In this manufacturing and systems integration environment, effective oversight of subcontractors and suppliers is as vital to success as managing internal operations. Northrop Grumman's operating policies are designed to enhance these capabilities. The company also believes that it maintains good relations with its employees, approximately 16 percent of whom are covered by collective bargaining agreements.

     U.S. Government programs in which Northrop Grumman either participates, or strives to participate, must compete with other programs for consideration during our nation's budget formulation and appropriation processes. Budget decisions made in this environment will have long-term consequences for the size and structure of Northrop Grumman and the entire defense industry. An important factor in determining Northrop Grumman's ability to compete successfully for future contracts will be its cost structure vis-a-vis other bidders.

     Although the ultimate size of future defense budgets remains uncertain, the defense needs of the nation are expected to provide substantial research and development (R&D) funding and other business for the company to pursue well into the future.

     Northrop Grumman has historically concentrated its efforts in such high technology areas as stealth, airborne surveillance, battle management, precision weapons, systems integration, defense electronics, and information technology. Even though a high priority has been assigned by the Department of Defense to the company's major programs, there remains the possibility that one or more of them may be reduced, extended or terminated.

     Northrop Grumman pursues new business opportunities when justified by acceptable financial returns and technological risks. The company examines opportunities to acquire or invest in new businesses and technologies to strengthen its traditional business areas. Northrop Grumman continues to capitalize on its technologies and skills by entering into joint ventures, partnerships or associations with other companies.

     In the event of termination for the government's convenience, contractors are normally protected by provisions covering reimbursement for costs incurred subsequent to termination. The company received a termination for convenience notice on the Tri-Service Standoff Attack Missile (TSSAM) program in February 1995. In December 1996, the company filed a lawsuit against the U.S. Government in the U.S. Court of Federal Claims seeking the recovery of approximately $750 million for uncompensated performance costs, investments, and a reasonable profit on the program. In prior years,

NORTHROP GRUMMAN CORPORATION

the company had charged to operations in excess of $600 million related to this program. Northrop Grumman is unable to predict whether it will realize some or all of its claims, none of which are recorded on the balance sheet, from the U.S. Government on the TSSAM contract.

     Prime contracts with various agencies of the U.S. Government and subcontracts with other prime contractors are subject to a profusion of procurement regulations, including the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment or suspension from receiving additional contracts with all agencies. Given the company's dependence on U.S. Government business, suspension or debarment could have a material adverse effect on the company's future. Moreover, these contracts may be terminated at the U.S. Government's convenience.

Environmental Issues

Federal, state and local laws relating to the protection of the environment affect the company's manufacturing operations. The company has provided for the estimated cost to complete remediation where the company has determined that it is probable that the company will incur such costs in the future, including those for which it has been named a Potentially Responsible Party (PRP) by the Environmental Protection Agency or similarly designated by other environmental agencies. The company has been designated a PRP under federal Superfund laws at 13 hazardous waste sites and under state Superfund laws at eight sites. It is difficult to estimate the timing and ultimate amount of environmental cleanup costs to be incurred in the future due to the uncertainties regarding the extent of the required cleanup and the status of the law, regulations and their interpretations. Nonetheless, to assess the potential impact on the company's financial statements, management estimates the total reasonably possible remediation costs that could be incurred by the company. Such estimates take into consideration the professional judgment of the company's environmental engineers and, when necessary, consultation with outside environmental specialists. In most instances, only a range of reasonably possible costs can be estimated. However, in the determination of accruals, the most probable amount is used when determinable and the minimum is used when no single amount is more probable. The company records accruals for environmental cleanup costs in the accounting period in which the company's responsibility is established and the costs can be reasonably estimated. The company does not anticipate and record insurance recoveries before collection is probable. Management estimates that at December 31, 1999, the range of reasonably possible future costs for environmental remediation, including Superfund sites, is $80 million to $111 million, of which $87 million has been accrued. Should other PRPs not pay their allocable share of remediation costs, the company may have to

NORTHROP GRUMMAN CORPORATION

incur costs in addition to those already estimated and accrued. The company is making the necessary investments to comply with environmental laws; the amounts, while not insignificant, are not considered material to the company's financial position, results of operations, or cash flows.

Year 2000 Issues

The company established and implemented its program to address the possibility of computer failure upon entering the year 2000 (Year 2000), beginning in 1996. The program encompassed the entire company and all aspects of Year 2000 compliance including software applications, mainframe environment, desktop equipment, networks, telecommunications, department supported systems, facilities systems, embedded systems in product deliverables, review of major suppliers and major customers' Year 2000 status, and development of contingency plans and year end support plans. All phases of the program were completed by the end of 1999.

     The company has separately identified the costs of Year 2000 remedial efforts only for internal information services personnel, principally as a planning and control tool. The total cost of these efforts incurred during the years 1996 through 1999 was approximately $41 million. Year 2000 costs are allowable costs under applicable government contracting regulations. Accordingly, the portion of Year 2000 costs allocable to contracts are charged as part of normal overhead pursuant to approved methods established for this purpose.

     To date, the company has not experienced any major system failures or other adverse consequences due to Year 2000 noncompliance. While the possibility still exists for future computer failures, internally or among its customers and suppliers, management does not expect that these developments, should they occur, would have a material adverse impact on the financial position, results of operations, or cash flows of Northrop Grumman.

NORTHROP GRUMMAN CORPORATION

MEASURES OF VOLUME

Contract Acquisitions

Contract acquisitions tend to fluctuate from year to year and are determined by the size and timing of new and add-on orders. The effects of multiyear orders and/or funding can be seen in the highs and lows shown in the following table.

Contract Acquisitions

$ in millions                                        1999         1998         1997
-----------------------------------------------------------------------------------
Integrated Systems

    ACS                                           $ 1,421      $ 1,428      $ 1,681
    AEW/EW                                          1,106          679          728
    AGS/BM                                            686          434          761
    Intrasegment eliminations                         (43)         (47)         (31)
-----------------------------------------------------------------------------------
                                                    3,170        2,494        3,139
-----------------------------------------------------------------------------------

Electronic Sensors & Systems

    Aerospace Electronic Systems                    1,375        1,047        1,496
    C/3/I&N                                           727          907          964
    Defensive Electronic Systems                      708          311          508
    Other                                             308          225          176
-----------------------------------------------------------------------------------
                                                    3,118        2,490        3,144
-----------------------------------------------------------------------------------

Logicon

    Government Information Technology               1,015          813          711
    Technology Services                               347          300          150
    Commercial Information Technology                 140          113           97
-----------------------------------------------------------------------------------
                                                    1,502        1,226          958
-----------------------------------------------------------------------------------
Intersegment eliminations                             (90)        (128)        (194)
-----------------------------------------------------------------------------------
Total acquisitions                                $ 7,700      $ 6,082      $ 7,047
===================================================================================

     ISS acquisitions in 1999 were 27 percent higher than in 1998 reflecting increases in both the AEW/EW and AGS/BM business areas. Included in the AEW/EW business area in 1999 is funding for the multiyear buy for 25 E-2C aircraft. The AGS/BM business area received orders for two, one and two Joint STARS aircraft in 1999, 1998 and 1997, respectively.

NORTHROP GRUMMAN CORPORATION

     The ACS business area recorded incremental B-2 funding for ongoing development work, spares and other customer support for the operational aircraft program in each of the last three years. The company still stands to gain future post production business, such as airframe depot maintenance, repair of components, operational software changes, and product improvement modifications. The company received orders for 30, 20 and 12 F/A-18E/F shipsets in 1999, 1998 and 1997, respectively. Acquisitions in 1998 included orders for 6 F/A-18C/D shipsets.

     ESS acquisitions in 1999 were 25 percent higher than in 1998. The Aerospace Electronic Systems business area received funding in 1999 for the Longbow missile multiyear contract and the BAT LRIP contract. In the C/3/I&N business area, a lower level of international awards for air traffic control radar systems was posted in 1999 than in 1998. The Defensive Electronic Systems business area recorded increased orders in 1999 for the ALQ-135 and DIRCM programs.

     Logicon acquisitions increased by 23 percent in 1999 over 1998, reflecting higher volume in all three business areas. The increase in Government Information Technology acquisitions is due to a higher win rate on contracts bid as well as the inclusion of two new businesses acquired: INRI, purchased in September 1998, and DPC, purchased in June 1999. In the third quarter of 1998, Logicon won the Joint Base Operations Support Contract (J-BOSC), which is reported in the Technology Services business area. Under this contract, which has a five-year basic performance period with a five-year option, the segment provides base operations support for NASA's Kennedy Space Center and the U.S. Air Force's 45th Space Wing, which includes Cape Canaveral Air Station and Patrick Air Force Base.

NORTHROP GRUMMAN CORPORATION

Sales

Year-to-year sales vary less than contract acquisitions and reflect performance under new and ongoing contracts.

Net Sales

$ in millions                                      1999          1998          1997
-----------------------------------------------------------------------------------
Integrated Systems

    ACS                                         $ 2,059       $ 2,114       $ 2,586
    AEW/EW                                          888           780           739
    AGS/BM                                          714           716           631
    Intrasegment Eliminations                       (43)          (47)          (31)
-----------------------------------------------------------------------------------
                                                  3,618         3,563         3,925
-----------------------------------------------------------------------------------

Electronic Sensors & Systems

    Aerospace Electronic Systems                  1,105         1,265         1,240
    C/3/I&N                                         843           904           887
    Defensive Electronic Systems                    536           544           656
    Other                                           229           186           281
-----------------------------------------------------------------------------------
                                                  2,713         2,899         3,064
-----------------------------------------------------------------------------------

Logicon

    Government Information Technology               971           787           770
    Technology Services                             346           213           156
    Commercial Information Technology               142           107            96
-----------------------------------------------------------------------------------
                                                  1,459         1,107         1,022
-----------------------------------------------------------------------------------
Intersegment eliminations                          (174)         (202)         (213)
-----------------------------------------------------------------------------------
Total sales                                     $ 7,616       $ 7,367       $ 7,798
===================================================================================

     ISS segment sales increased by 2 percent in 1999 as compared to 1998. The decreasing trend in ACS revenues is primarily attributable to the B-2 program, which decreased by $86 million in 1999 as compared to 1998, following a $291 million decrease in 1998 as compared to 1997. Current planning data indicate that the level of overall B-2 revenue for 2000, when production is expected to be substantially completed, will decline by approximately 40 percent from the 1999 level. Sales on the F/A-18 program increased by $74 million in 1999 as compared to 1998. The last 17 shipsets of the C/D version of the F/A-18 were delivered in 1999; shipsets delivered in 1998 and 1997 were 34 and 35, respectively. In 1999 the

NORTHROP GRUMMAN CORPORATION

company delivered the first twelve shipsets under the F/A-18E/F production contract and the last five shipsets under the F/A-18E/F LRIP contract.
The production contract is accounted for under the units-of-delivery method, which results in revenue being recorded as deliveries are made. The LRIP contract, which began in 1996 and was completed in 1999, is accounted for under the cost-to-cost type of percentage-of-completion method, resulting in revenue being recorded as costs are incurred. In 2000 the company plans to deliver 28 F/A-18E/F shipsets under production contracts. Sales on the Kistler K-1 program were recorded on a cost recovery basis as cash was received. Such sales declined $10 million in 1998 from the $63 million recorded in 1997. Work on this program was discontinued in December 1998 due to difficulties encountered by Kistler Aerospace Corporation in obtaining financing. No operating margin was recorded on this program.

     AEW/EW sales increased in 1999 over 1998 primarily due to increased EA-6B revenue. AGS/BM sales in 1999 were unchanged from the level reported in 1998. Overall ISS revenue for 2000 is expected to be approximately 12 percent to 15 percent lower than 1999.

     ESS segment sales declined by 6 percent in 1999 as compared to 1998. Lower Aerospace Electronic Systems business area sales are attributable to lower space systems and combat avionics systems sales. The C3I&N business area reflects lower marine volume. The improvement in the "Other" business area is due to the inclusion of California Microwave Systems, which was acquired by Northrop Grumman in April 1999. ESS segment sales for 1998 declined 5 percent as compared to 1997 due to lower Defensive Electronic Systems volume as well as lower revenues on a number of programs included in the "Other" business area. Within the C/3/I&N business area, increased 1998 airspace management sales more than offset lower marine sales. For 2000, the company expects ESS segment sales to be between $2.8 billion and $3.1 billion.

     Logicon sales in 1999 increased by 32 percent over 1998 sales, which follows an 8 percent increase in 1998 sales over 1997. All three business areas improved in both 1999 and 1998 over prior year sales.

     The Government Information Technology and Commercial Information Technology business area improvements in 1999 reflect the higher level of acquisitions and higher win rate on contracts bid. Most of the additional sales generated in the Technology Services business area, in both 1999 and 1998, is attributable to the commencement of work in the fourth quarter of 1998 on the J-BOSC contract, which was won earlier in that year. The company expects Logicon sales to increase by approximately ten percent in 2000 over 1999.

NORTHROP GRUMMAN CORPORATION

Funded Order Backlog

The year-end funded order backlog is the sum of the previous year-end backlog plus the year's contract acquisitions minus the year's sales. Backlog is converted into the following years' sales as costs are incurred or deliveries are made. It is expected that approximately 60 percent of the 1999 year-end backlog will be converted into sales in 2000.

Funded Order Backlog

$ in millions                                                    1999          1998          1997
-------------------------------------------------------------------------------------------------
Integrated Systems

    ACS                                                       $ 2,360        $2,998        $3,684
    AEW/EW                                                      1,209           991         1,092
    AGS/BM                                                        882           910         1,192
-------------------------------------------------------------------------------------------------
                                                                4,451         4,899         5,968
-------------------------------------------------------------------------------------------------

Electronic Sensors & Systems

    Aerospace Electronic Systems                                1,761         1,491         1,709
    C/3/I&N                                                       775           891           888
    Defensive Electronic Systems                                  789           617           850
    Other                                                         199           120            81
-------------------------------------------------------------------------------------------------
                                                                3,524         3,119         3,528
-------------------------------------------------------------------------------------------------

Logicon

    Government Information Technology                             412           368           342
    Technology Services                                           149           148            61
    Commercial Information Technology                              48            50            44
-------------------------------------------------------------------------------------------------
                                                                  609           566           447
-------------------------------------------------------------------------------------------------
Intersegment Eliminations                                         (85)         (169)         (243)
-------------------------------------------------------------------------------------------------
Total backlog                                                 $ 8,499        $8,415        $9,700
=================================================================================================

NORTHROP GRUMMAN CORPORATION

         Total U.S. Government orders, including those made on behalf of foreign governments (FMS), comprised 86 percent of the backlog at the end of 1999 compared with 85 percent at the end of 1998 and 86 percent at the end of 1997. Total foreign customer orders, including FMS, accounted for 16 percent of the backlog at the end of 1999 compared with 17 percent in 1998 and 20 percent in 1997. Domestic commercial business in backlog was 3 percent at the end of both 1999 and 1998 and was 2 percent at the end of 1997.

MEASURES OF PERFORMANCE

The company's operating margin for 1999 was $954 million compared to $752 million for 1998, reflecting increases in the ISS and Logicon segments, as well as increased pension income.

         ISS segment operating margin in 1999 was $387 million as compared to $272 million in 1998, reflecting increases in both the ACS and AGS/BM business areas. In 1999 the ACS business area benefited from upward cumulative margin rate adjustments totaling $70 million on the B-2 program and $11 million on the F/A-18E/F program. In 1997, ACS recorded a $55 million cumulative margin rate adjustment on the B-2 production contract. In 1999, five B-2's were delivered under the production contract as compared to five in 1998 and four in 1997. Following the award of the last increment of production funding for the B-2, the company began recording future operating margin increases on all production aircraft as these units were delivered and accepted by the customer. At the time each unit is delivered, an assessment is made of the status of the production contract so as to estimate the amount of any probable additional margin available beyond that previously recognized. That unit's proportionate share of any such unrecognized remaining balance is then recorded. In this fashion it is believed that margin improvements will be recognized on a more demonstrable basis. All 15 production units have been initially delivered. Three units remain to be retrofitted and are scheduled for delivery in the first half of 2000.

         Since the beginning of the Joint STARS program, the company (and prior to 1994, the Grumman Corporation) as of December 31, 1998 had incurred over $100 million of costs in excess of revenues in the performance of the development and production phases of the program. Including support and other work, the company recorded on the Joint STARS program operating losses of $25 million and $29 million in 1998 and 1997, respectively. In 1998, the company submitted Requests for Equitable Adjustment (REAs) to the U.S. Air Force seeking adjustment to production contracts for cost increases incurred during the refurbishment and conversion of used Boeing 707 aircraft to Joint STARS platforms. The company and the U.S. Air Force executed an Alternate Dispute Resolution Agreement to attempt to resolve these REAs, and in April 1999 the company filed these REAs as certified claims. In December

NORTHROP GRUMMAN CORPORATION

1999, the company reached a settlement of these contract claims with the U.S. Air Force. The company is now able to recognize underlying improved performance on the production phase of this program. As a result, cumulative margin rate adjustments totaling $37 million were recorded in the fourth quarter. The company expects to record margin on Joint STARS in 2000 and beyond. Revenue on the Joint STARS program is recognized using the cost-to-cost percentage-of-completion method of accounting.

         ESS segment operating margin in 1999 was $199 million, down from the $218 million reported for 1998. The decrease is a result of lower sales volume as well as a reduction of approximately $44 million resulting from the pension plan merger, which is described below. The decrease also reflects lower margins in the Defensive Electronic Systems business area, due in part to additional costs incurred in transitioning a development program to production. ESS segment 1998 operating margin was reduced by a $21 million fourth quarter charge for estimated future costs not considered recoverable from future revenues on the DIRCM program. The charge resulted from increased costs associated with solving technical design issues as well as difficulties in achieving timely completion of the second series of live-fire tests on the large turret version. In 1997, increases in the cost estimate to complete the company's work on DIRCM resulted in cumulative margin rate adjustments totaling $33 million. Partially offsetting these downward adjustments was the settlement of a claim involving work performed in the 1980's on the MX missile Interface Test Adapter (ITA), which resulted in an $8 million increase in operating margin and $12 million in interest income.

         Logicon operating margin in 1999 was $80 million, a 33 percent increase over the $60 million recorded in 1998. The increase is attributable to increased sales volume in all business areas and improved performance in the Technology Services business area. These improvements were somewhat offset by $4 million of nonrecurring charges related to employee termination costs and legal accruals. Logicon operating margin in 1998 was reduced by $8 million for consolidation and reorganization charges.

         Operating margin in 1999 included $343 million of pension income compared with $270 million in 1998 and $144 million in 1997. The increases are primarily attributable to the high market returns on investments experienced over the last several years. Northrop Grumman has again experienced a high rate of return on plan assets in 1999, which in turn will affect 2000 pension income calculations. Additionally, the discount rate on obligations used to determine pension income for 2000 has been increased to 7.5 percent in order to reflect market conditions at December 31, 1999. For 2000, these two factors are expected to result in a significant increase in pension income and a small reduction to company contributions to the plans.

NORTHROP GRUMMAN CORPORATION

         In July 1999, the company merged three of its retirement plans into one, to include the former Northrop Grumman Pension Plan, the Electronic Sensors and Systems Sector Employees Pension Plan (non-represented), and the Commercial Aircraft Employees Pension Plan (salaried). The pension plan merger does not result in any changes to any participant's existing pension benefits, nor does it alter individual plan designs. The retirement plan merger resulted in a reduction to 1999 net income of approximately $16 million, or $.24 per share.

         Included in the 1998 results are pretax costs totaling $58 million related to activities to realign operating units, consolidate facilities and laboratories and exit certain business areas, which reduced operating margin by $43 million and other income by $15 million. The operating margin amount was reflected in segment results as follows: ISS, $6 million; ESS, $13 million; and Logicon, $8 million. The remaining $16 million was included in Corporate expenses. The charge included $20 million for employee termination costs, $12 million for write-down to estimated fair value of assets available for sale, $3 million for losses on disposals of assets, $9 million for write-off of purchased intangible assets no longer considered recoverable from future revenues, $9 million for loss on sale of a business, and $5 million for excess capacity lease costs, net of estimated sublease income through 2008. The employee termination costs represent cash severance payments made to employees.

         Capital assets are transferred to assets available for sale when a decision is made to sell the facility and selling efforts are actively underway. In some cases, operations continue and, when costs are allowable under government contracts, depreciation expense is recorded until the facility is vacated or sold. In 1999, $2 million was transferred to assets available for sale and assets with a carrying value of $13 million were sold. In 1998, $37 million was transferred to assets available for sale, $2 million in depreciation expense on these assets was recorded, and assets with a carrying value of $46 million were sold. Assets available for sale are evaluated at least annually for recoverability and written down to estimated fair value as necessary. In 1998, a write down adjustment of $12 million was recorded. In 1997, recovery of $24 million of the 1996 write-down, related to the sale of the company's Perry, Georgia, facility, was included in Other Income(Deductions). The assets available for sale at the end of 1999 are expected to be sold in 2000.

         Included in the 1998 results is a $30 million write-off of an investment related to Kistler Aerospace Corporation's K-1 program. The investment consisted of advances on behalf of Kistler Aerospace that were made in 1998 to continue the company's efforts in support of the K-1. The write off resulted from the company's assessment that the near-term likelihood of Kistler obtaining additional financing made recovery of the investment uncertain.

NORTHROP GRUMMAN CORPORATION

         Interest expense for 1999 was $224 million, an $8 million decrease from 1998, which in turn was down $25 million from the 1997 level. The 1999 interest expense includes $11 million related to settlement of various legal and tax issues. Total debt stood at $2.2 billion at the end of 1999 compared to $2.8 billion at the end of both 1998 and 1997.

         The company's effective federal income tax rate was 36.5 percent in 1999, 37.5 percent in 1998, and 37.9 percent in 1997.

         Aerostructures, reported as discontinued operations, had net income of $9 million in 1999, $1 million in 1998, and $89 million in 1997. Included in these amounts are related pretax pension income(expense) of $10 million, $(4) million, and $(11) million in 1999, 1998, and 1997, respectively.

         Effective January 1, 1999, the company adopted the new accounting standard, SOP 98-5 - Reporting on the Costs of Start-Up Activities, which requires that certain costs that previously had been deferred be expensed and reported as a cumulative effect of a change in accounting principle. The company reported a $16 million after-tax charge, or $.24 per share, to write off the previously deferred start-up costs. All such costs incurred after January 1, 1999, approximately $7 million before tax, were expensed as incurred and included in cost of sales.

MEASURES OF LIQUIDITY AND CAPITAL RESOURCES

         In 1999 cash provided by operations was $1,207 million, a record level and considerably more than the $244 million generated in 1998 and the $730 million generated in 1997. The improvement in 1999 cash from operations is attributable to many factors, the more significant of which are: increased operating margin, improved cash management of working capital, lower pension plan contributions as a result of the pension plan merger, and accelerated cash collections in part due to customers' Year 2000 concerns. The lower generation of cash from operations in 1998 was driven by expenses related to the terminated merger with Lockheed Martin Corporation, as well as, an increase in working capital for Boeing jetliners in support of increased production levels.

          Cash generated from operating activities in 1999 was sufficient to finance capital expenditures, pay dividends to shareholders, acquire new businesses for approximately $240 million in cash, and reduce

NORTHROP GRUMMAN CORPORATION

net debt (total debt less cash balances) by $704 million. In 1998 additional borrowings under the revolving credit facility along with the cash generated by operating activities provided sufficient cash flows to service debt, finance capital expenditures, and pay dividends to shareholders.

         The following table is a condensed summary of the detailed cash flow information contained in the Consolidated Statements of Cash Flows.

                                                           1999             1998            1997
------------------------------------------------------------------------------------------------
Cash came from
      Customers                                              98%              95%              94%
      Lenders                                                                  3                4
      Buyers of assets/other                                  2                2                2
-------------------------------------------------------------------------------------------------
                                                            100%             100%             100%
=================================================================================================

Cash went to
      Employees and suppliers of services and materials      84%              90%              83%
      Sellers of assets                                       5                3                2
      Lenders                                                 9                5               10
      Suppliers of facilities/other                           1                1                4
      Shareholders                                            1                1                1
-------------------------------------------------------------------------------------------------
                                                            100%             100%             100%
=================================================================================================

         The company has a credit agreement with a group of domestic and foreign banks to provide for two credit facilities: $1.8 billion available on a revolving credit basis through March 2002; and a variable interest rate $450 million term loan payable in quarterly installments of $50 million plus interest through March 2002.

         To provide for long-term liquidity the company believes it can obtain additional capital from such sources as: the public or private capital markets; the further sale of assets; sale and leaseback of operating assets; and leasing rather than purchasing new assets.

         Cash generated from operations, supplemented by borrowings under the credit agreement, are expected to be sufficient in 2000 to service debt, finance capital expansion projects, and continue paying dividends to the shareholders. With the completion of the B-2 EMD contract, federal and state income taxes that have been deferred since the inception of the contract in 1981, will become payable. The contract is expected to be completed in 2002 with taxes of approximately $1 billion due, to be paid that year. The company plans to use cash generated from operations supplemented by additional borrowings under the credit agreement and/or additional borrowings from public or private capital markets to pay these taxes.

         Capital expenditure commitments at December 31, 1999, were approximately $145 million including $20 million for Aerostructures and $5 million for environmental control and compliance purposes. Capital expenditures for 1999

NORTHROP GRUMMAN CORPORATION

were $201 million including $29 million for Aerostructures and $22 million for capitalized software costs. For 2000, capital expenditures are expected to be approximately $250 to $275 million, including approximately $30 to $40 million for Aerostructures and $40 million for capitalized software costs.

         The company will continue to provide the productive capacity to perform its existing contracts, prepare for future contracts, and conduct R&D in the pursuit of developing opportunities. While these expenditures tend to limit short-term liquidity, they are made with the intention of improving the long-term growth and profitability of the company.

FORWARD-LOOKING INFORMATION

Certain statements and assumptions in Management's Discussion and Analysis and elsewhere in of this Form 8-K contain or are based on "forward-looking" information (that the company believes to be within the definition in the Private Securities Litigation and Reform Act of 1995) that involves risk and uncertainties, including statements and assumptions with respect to future revenues, program performance and cash flows, the outcome of contingencies including litigation and environmental remediation, and anticipated costs of capital investments and planned dispositions. The company's operations are necessarily subject to various risks and uncertainties; actual outcomes are dependent upon many factors, including, without limitation, the company's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military and commercial aircraft and electronic systems and support; as well as other economic, political and technological risks and uncertainties.

Item 7A.  Quantitative and Qualitative Disclosures about Market Risk

The company has fixed-rate long-term debt obligations, most of which are not callable. The company also has financial instruments that are subject to interest rate risk, principally variable-rate short-term debt outstanding under the Credit Agreement. The company may enter into interest rate swap agreements to offset the variable-rate characteristics of these loans. At December 31, 1999, no interest rate swap agreements were in effect. The company does not hold or issue derivative financial instruments for trading purposes.

         Only a small portion of the company's transactions are contracted in foreign currencies. The company does not consider the market risk exposure relating to foreign currency exchange to be material.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

December 31, $ in millions                                                      1999                    1998
--------------------------------------------------------------------------------------------------------------------
Assets:

Current assets

     Cash and cash equivalents                                              $   142                 $    44
     Accounts receivable                                                      1,402                   1,507
     Inventoried costs                                                        1,190                   1,373
     Deferred income taxes                                                       23                      24
     Prepaid expenses                                                            36                      85
-----------------------------------------------------------------------------------------------------------
     Total current assets                                                     2,793                   3,033
-----------------------------------------------------------------------------------------------------------

Property, plant and equipment at cost

     Land and land improvements                                                 163                     170
     Buildings                                                                  777                     785
     Machinery and other equipment                                            1,860                   2,014
     Leasehold improvements                                                      95                      89
-----------------------------------------------------------------------------------------------------------
                                                                              2,895                   3,058
     Accumulated depreciation                                                (1,655)                 (1,784)
-----------------------------------------------------------------------------------------------------------
                                                                              1,240                   1,274
-----------------------------------------------------------------------------------------------------------

Other assets

     Goodwill, net of accumulated amortization of
          $441 in 1999 and $338 in 1998                                       3,469                   3,381
     Other purchased intangibles, net of accumulated
          amortization of $388 in 1999 and $295 in 1998                         761                     795
     Prepaid retiree benefits cost, intangible pension
          asset and benefit trust fund                                          946                     787
     Deferred income taxes                                                                              166
     Assets available for sale                                                   26                      37
     Investments in and advances to affiliates and sundry assets                 50                      63
-----------------------------------------------------------------------------------------------------------
                                                                              5,252                   5,229
-----------------------------------------------------------------------------------------------------------
                                                                            $ 9,285                 $ 9,536
===========================================================================================================

NORTHROP GRUMMAN CORPORATION

December 31, $ in millions                                                      1999             1998
-----------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:

Current liabilities

     Notes payable to banks                                                  $    25          $    69
     Current portion of long-term debt                                           200              200
     Trade accounts payable                                                      490              416
     Accrued employees' compensation                                             366              337
     Advances on contracts                                                       316              354
     Income taxes payable                                                         58
     Deferred income taxes                                                       550              527
     Other current liabilities                                                   459              464
-----------------------------------------------------------------------------------------------------
     Total current liabilities                                                 2,464            2,367
-----------------------------------------------------------------------------------------------------

Long-term debt                                                                 2,000            2,562
Accrued retiree benefits                                                       1,458            1,704
Other long-term liabilities                                                       42               53
Deferred income taxes                                                             64

Shareholders' equity
     Paid-in capital
       Preferred stock, 10,000,000 shares authorized; none issued
       Common stock, 200,000,000 shares authorized; issued and outstanding:
                 1999 - 69,719,164
                 1998 - 68,836,810                                             1,028              989
     Retained earnings                                                         2,248            1,892
     Accumulated other comprehensive loss                                        (19)             (31)
-----------------------------------------------------------------------------------------------------
                                                                               3,257            2,850
-----------------------------------------------------------------------------------------------------
                                                                             $ 9,285          $ 9,536
=====================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31, $ in millions, except per share                 1999             1998           1997
-----------------------------------------------------------------------------------------------------------
Net sales                                                            $ 7,616         $ 7,367        $ 7,798
Cost of sales
     Operating costs                                                   5,634           5,604          5,980
     Administrative and general expenses                               1,028           1,011          1,077
-----------------------------------------------------------------------------------------------------------
Operating margin                                                         954             752            741
Other income (deductions)
     Interest income                                                      18              11             17
     Merger costs                                                                       (186)           (18)
     Interest expense                                                   (224)           (232)          (257)
     Investment losses                                                                   (30)
     Other, net                                                           (1)             (6)            29
-----------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes
     and cumulative effect of accounting change                          747             309            512
Federal and foreign income taxes                                         273             116            194
-----------------------------------------------------------------------------------------------------------
Income from continuing operations before
     cumulative effect of accounting change                              474             193            318
Income from discontinued operations, net of tax                            9               1             89
-----------------------------------------------------------------------------------------------------------
Income before cumulative effect of  accounting change                    483             194            407
Cumulative effect of accounting change, net of income
     tax benefit of $11 in 1999                                          (16)
-----------------------------------------------------------------------------------------------------------
Net income                                                           $   467         $   194        $   407
===========================================================================================================
Weighted average common shares outstanding, in millions                 69.3            68.5           66.7
===========================================================================================================
Basic earnings per share:
     Continuing operations                                           $  6.84         $  2.82        $  4.76
     Discontinued operations                                             .13             .01           1.34
-----------------------------------------------------------------------------------------------------------
     Before cumulative effect of accounting change                      6.97            2.83           6.10
     Accounting change                                                  (.24)
-----------------------------------------------------------------------------------------------------------
     Basic earnings per share                                        $  6.73         $  2.83        $  6.10
===========================================================================================================
Diluted earnings per share:
     Continuing operations                                           $  6.80         $  2.78        $  4.67
     Discontinued operations                                             .13             .01           1.31
-----------------------------------------------------------------------------------------------------------
     Before cumulative effect of accounting change                      6.93            2.79           5.98
     Accounting change                                                  (.24)
-----------------------------------------------------------------------------------------------------------
     Diluted earnings per share                                      $  6.69         $  2.79        $  5.98
===========================================================================================================

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended December 31, $ in millions                                    1999            1998           1997
------------------------------------------------------------------------------------------------------------
Net income                                                            $   467         $   194        $   407
Other comprehensive income
     Minimum pension liability adjustments, before tax                     19             (13)           (28)
     Income tax expense(benefit)                                            7              (4)           (10)
------------------------------------------------------------------------------------------------------------
Other comprehensive income(loss), net of tax                               12              (9)           (18)
------------------------------------------------------------------------------------------------------------
Comprehensive income                                                  $   479         $   185        $   389
============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

Year ended December 31, $ in millions, except per share                   1999           1998           1997
------------------------------------------------------------------------------------------------------------
Paid-in Capital
     At beginning of year                                              $   989         $  838        $   784
     Stock issued in purchase of business                                   30
     Employee stock awards and options exercised, net of forfeitures         9            151             60
     Treasury stock transactions                                                                          (6)
------------------------------------------------------------------------------------------------------------
     At end of year                                                      1,028            989            838
------------------------------------------------------------------------------------------------------------

Retained Earnings
     At beginning of year                                                1,892          1,807          1,502
     Net income                                                            467            194            407
     Cash dividends                                                       (111)          (109)          (102)
------------------------------------------------------------------------------------------------------------
     At end of year                                                      2,248          1,892          1,807
------------------------------------------------------------------------------------------------------------

Accumulated Other Comprehensive Loss
     At beginning of year                                                  (31)           (22)            (4)
     Change in excess of additional minimum pension liability over
         unrecognized prior service costs, net of tax                       12             (9)           (18)
------------------------------------------------------------------------------------------------------------
     At end of year                                                        (19)           (31)           (22)
------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                             $ 3,257         $2,850        $ 2,623
============================================================================================================
Book value per share                                                   $ 46.72         $41.39        $ 38.99
============================================================================================================
Cash dividends per share                                               $  1.60         $ 1.60        $  1.60
============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

Year ended December 31, $ in millions                          1999          1998           1997
------------------------------------------------------------------------------------------------
Operating Activities
     Sources of Cash
        Cash received from customers
          Progress payments                                 $ 1,691        $1,844        $ 2,264
          Other collections                                   7,450         6,929          7,050
        Interest received                                        18            11             17
        Income tax refunds received                              75            26             13
        Other cash receipts                                       7             6              7
------------------------------------------------------------------------------------------------
        Cash provided by operating activities                 9,241         8,816          9,351
------------------------------------------------------------------------------------------------
     Uses of Cash
        Cash paid to suppliers and employees                  7,715         8,273          8,280
        Interest paid                                           216           219            251
        Income taxes paid                                        85            46             64
        Other cash payments                                      18            34             26
------------------------------------------------------------------------------------------------
        Cash used in operating activities                     8,034         8,572          8,621
------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                1,207           244            730
------------------------------------------------------------------------------------------------
Investing Activities
     Payment for businesses purchased, net of cash acquired   (232)          (50)
     Additions to property, plant and equipment               (201)         (211)          (238)
     Proceeds from sale of property, plant and equipment        40            63            106
     Proceeds from sale of affiliates/operations                                             19
     Advances to affiliate                                                   (30)
     Funding of retiree benefit trust                                         (2)
     Other investing activities                                  1            (5)
------------------------------------------------------------------------------------------------
     Net cash used in investing activities                     (392)         (235)          (113)
------------------------------------------------------------------------------------------------
Financing Activities
     Borrowings under lines of credit                            22           295            422
     Repayment of borrowings under lines of credit             (434)          (55)          (808)
     Principal payments of long-term debt/capital leases       (200)         (200)          (200)
     Proceeds from issuance of stock                              6            36             17
     Dividends paid                                            (111)         (109)          (102)
     Other financing activities                                                 5             (6)
------------------------------------------------------------------------------------------------
     Net cash used in financing activities                     (717)          (28)          (677)
------------------------------------------------------------------------------------------------
Increase(decrease) in cash and cash equivalents                  98           (19)           (60)
Cash and cash equivalents balance at beginning of year           44            63            123
------------------------------------------------------------------------------------------------
Cash and cash equivalents balance at end of year            $   142        $   44        $    63
================================================================================================

NORTHROP GRUMMAN CORPORATION

Year ended December 31, $ in millions                            1999        1998         1997
-----------------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash

Provided by Operating Activities:
Net income                                                    $   467     $   194      $   407
Adjustments to reconcile net income to net cash provided
      Depreciation                                                193         207          232
      Amortization of intangible assets                           196         186          186
      Common stock issued to employees                              2          88           24
      Loss on disposals of property, plant and equipment           21          30           18
      Loss(gain) on assets available for sale                                  15           (8)
      Loss on investment                                                       30
      Retiree benefits income                                    (249)       (194)         (44)
      Decrease(increase) in
         Accounts receivable                                      170       1,212          (81)
         Inventoried costs                                        172        (111)        (147)
         Prepaid expenses                                          45         (18)           2
      Increase(decrease) in
         Progress payments                                         21      (1,280)          66
         Accounts payable and accruals                             (2)       (115)          91
         Provisions for contract losses                            (8)         54          (30)
         Deferred income taxes                                    230         112          188
         Income taxes payable                                      58         (16)          (9)
         Retiree benefits                                        (129)       (178)        (180)
      Other noncash transactions                                   20          28           15
-----------------------------------------------------------------------------------------------
Net cash provided by operating activities                     $ 1,207     $   244      $   730
===============================================================================================

Noncash Investing and Financing Activities:
Purchase of businesses
      Fair value of assets acquired                           $   328     $    71
      Cash paid                                                  (232)        (51)
      Stock issued                                                (30)
-----------------------------------------------------------------------------------------------
      Liabilities assumed                                     $    66     $    20
===============================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Significant Accounting Estimates

The consolidated financial statements include the accounts of the corporation and its subsidiaries. All material intercompany accounts, transactions and profits are eliminated in consolidation.

     The company's financial statements are in conformity with generally accepted accounting principles. The preparation thereof requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ from those estimates.

Nature of Operations

Northrop Grumman is a major producer of military and commercial aircraft subassemblies and defense electronics and is the prime contractor on the U.S. Air Force B-2 Stealth Bomber. The company operates within the broadly defined aerospace industry. The majority of the company's products and services are ultimately sold to the U.S. Government and the company is therefore affected by, among other things, the federal budget process.

     The company's three reportable segments are its three operating units:
Integrated Systems (ISS), Electronic Sensors and Systems (ESS), and Logicon, the company's information technology sector. Included in the Management's Discussion and Analysis section of this report are general descriptions of the company's principal products and services under the titles Integrated Systems Segment, Electronic Sensors and Systems Segment, and Logicon Segment (see pages 2 through
6) and segment data in the table titled Results of Operations by Segment and Major Customer (see pages 7 and 8), which are considered to be an integral part of these financial statements. Only these portions of Management's Discussion and Analysis are incorporated by reference into these financial statements.

     Sales to the U.S. Government (including foreign military sales) are reported within each segment and in total in the Selected Financial Data. The company does not conduct a significant volume of activity through foreign operations or in foreign currencies. Intersegment sales are transacted at cost incurred with no profit added. Management principally uses operating margin as the measure to evaluate segment profitability. The company does not allocate federal income tax expense, pension income, the deferred portion of state income tax expense, interest income, or interest expense to segments. General corporate assets include cash and cash equivalents, corporate office furnishings and equipment, other unallocable property, investments in affiliates, prepaid retiree benefits cost, intangible pension asset, benefit trust fund assets, deferred tax assets and certain assets available for sale.

NORTHROP GRUMMAN CORPORATION

Sales

Sales under cost-reimbursement, service, research and development, and construction-type contracts are recorded as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost type of percentage-of-completion method of accounting). Construction-type contracts embrace those fixed-price type contracts that provide for the delivery at a low volume per year or a small number of units after a lengthy period of time over which a significant amount of costs have been incurred. Sales under other types of contracts are recorded as deliveries are made and are computed on the basis of the estimated final average unit cost plus profit (units-of-delivery type of percentage-of-completion method of accounting).

     Certain contracts contain provisions for price redetermination or for cost and/or performance incentives. Such redetermined amounts or incentives are included in sales when the amounts can reasonably be determined. In the case of the B-2 bomber production contract, future changes in operating margin will be recognized on a units-of-delivery basis and recorded as each equivalent production unit is delivered. Amounts representing contract change orders, claims or limitations in funding are included in sales only when they can be reliably estimated and realization is probable. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. Loss provisions are first offset against costs that are included in assets, with any remaining amount reflected in Other Current Liabilities. Other changes in estimates of sales, costs and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates.

Contract Research and Development

Customer-sponsored research and development costs (direct and indirect costs incurred pursuant to contractual arrangements) are accounted for like other contracts.

Noncontract Research and Development

This category includes independent research and development costs and company-sponsored research and development costs (direct and indirect costs not recoverable under contractual arrangements). Independent research and development (IR&D) costs are included in administrative and general expenses (indirect costs allocable to U.S. Government contracts) whereas company-sponsored research and development costs are charged against income as incurred.

NORTHROP GRUMMAN CORPORATION

Environmental Costs

Environmental liabilities are accrued when the company determines it is responsible for remediation costs and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is better than another, the minimum amount in the range is recorded. The company does not anticipate and record insurance recoveries before collection is probable.

Interest Rate Swap Agreements

The company may enter into interest rate swap agreements to offset the variable-rate characteristic of certain variable-rate term loans outstanding under the company's Credit Agreement. Interest on these interest rate swap agreements is recognized as an adjustment to interest expense in the period incurred.

Income Taxes

Provisions for federal, state and local income taxes are calculated on reported financial statement pretax income based on current tax law and also include, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.

     The company accounts for certain contracts in process using different methods of accounting for financial statements and tax reporting and thus provides deferred taxes on the difference between the financial and taxable income reported during the performance of such contracts.

     In accordance with industry practice, state and local income and franchise tax provisions are included in administrative and general expenses.

NORTHROP GRUMMAN CORPORATION

Earnings per Share

Basic earnings per share is calculated using the weighted average number of shares of common stock outstanding during each period, after giving recognition to stock splits and stock dividends. Diluted earnings per share reflect the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans.

     Basic and diluted earnings per share are calculated as follows:

                                                                                                           Earnings
                                                                           Net Income         Shares       per share
                                                                           ----------         ------       ---------
                                                                           (millions)       (millions)
1999

      Basic earnings per share from continuing operations                    $    474             69.3      $  6.84
                                                                            =========                       =======
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share from continuing operations                  $    474             69.7      $  6.80
                                                                            ========-       ==========      =======

      Basic earnings per share from discontinued operations                  $      9             69.3      $   .13
                                                                            =========                       =======
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share from discontinued operations                $      9             69.7      $   .13
                                                                            =========       ==========      =======

      Basic earnings per share before cumulative effect of
       accounting change                                                    $     483             69.3      $  6.97
                                                                            =========                       =======
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share before cumulative effect of
       accounting change                                                    $     483             69.7      $  6.93
                                                                            =========       ==========      =======

      Basic earnings per share                                              $     467             69.3      $  6.73
                                                                            =========                       =======
      Dilutive effect of stock options and awards                                                   .4
                                                                                            ----------
      Diluted earnings per share                                            $     467             69.7      $  6.69
                                                                            =========       ==========      =======

NORTHROP GRUMMAN CORPORATION

                                                                                                              Earnings
                                                                           Net Income         Shares          per share
                                                                           ----------         ------          ---------
                                                                           (millions)       (millions)
1998

      Basic earnings per share from continuing operations                   $     193             68.5         $  2.82
                                                                            =========                         ========
      Dilutive effect of stock options and awards                                                  1.0
                                                                                            ----------
      Diluted earnings per share from continuing operations                 $     193             69.5         $  2.78
                                                                            =========       ==========        ========

      Basic earnings per share from discontinued operations                 $       1             68.5         $   .01
                                                                            =========                         ========
      Dilutive effect of stock options and awards                                                  1.0
                                                                                            ----------
      Diluted earnings per share from discontinued operations               $       1             69.5         $   .01
                                                                            =========       ==========        ========

      Basic earnings per share                                              $     194             68.5        $   2.83
                                                                            =========                         ========
      Dilutive effect of stock options and awards                                                  1.0
                                                                                            ----------
      Diluted earnings per share                                            $     194             69.5        $   2.79
                                                                            =========       ==========        ========

1997

      Basic earnings per share from continuing operations                   $     318             66.7        $   4.76
                                                                            =========                         ========
      Dilutive effect of stock options and awards                                                  1.4
                                                                                            ----------
      Diluted earnings per share from continuing operations                 $     318             68.1        $   4.67
                                                                            =========       ==========        ========

      Basic earnings per share from discontinued operations                 $      89             66.7        $   1.34
                                                                            =========                         ========
      Dilutive effect of stock options and awards                                                  1.4
                                                                                            ----------
      Diluted earnings per share from discontinued operations               $      89             68.1        $   1.31
                                                                            =========       ==========        ========

      Basic earnings per share                                              $     407             66.7        $   6.10
                                                                            =========                         ========
      Dilutive effect of stock options and awards                                                  1.4
                                                                                            ----------
      Diluted earnings per share                                            $     407             68.1        $   5.98
                                                                            =========       ==========        ========

NORTHROP GRUMMAN CORPORATION

Cash and Cash Equivalents

Cash and cash equivalents include interest-earning debt instruments that mature in three months or less from the date purchased.

Accounts Receivable

Accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled (primarily related to contracts accounted for under the cost-to-cost type of percentage-of -completion method of accounting), certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion.

Inventoried Costs

Inventoried costs primarily relate to work in process under fixed-price type contracts (excluding those included in unbilled accounts receivable as previously described). They represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated contract costs include direct production costs, factory and engineering overhead, production tooling costs, and allowable administrative and general expenses (except for general corporate expenses and IR&D allocable to commercial contracts, which are charged against income as incurred).

         In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year.

Depreciable Properties

Property, plant and equipment owned by the company are depreciated over the estimated useful lives of individual assets. Capital leases providing for the transfer of ownership upon their expiration or containing bargain purchase options are amortized over the estimated useful lives of individual assets. Most of these assets are depreciated using declining-balance methods, with the remainder using the straight-line method, with the following lives:

                                                                           Years
--------------------------------------------------------------------------------
Land improvements                                                           2-20
Buildings                                                                   3-45
Machinery and other equipment                                               2-33
Leasehold improvements                                           Length of lease
--------------------------------------------------------------------------------


Goodwill and Other Purchased Intangible Assets

Goodwill and other purchased intangible assets are amortized on a straight-line basis over weighted average periods of 38 years and 15 years, respectively. Goodwill and other purchased intangibles balances are included in the identifiable assets of the industry segment to which they have been assigned and amortization is charged against the respective industry segment operating margin. The recoverability of goodwill and other

NORTHROP GRUMMAN CORPORATION

purchased intangibles is evaluated at least annually considering the projected future profitability and cash flow of the operations to which they relate. When it is determined that an impairment has occurred, an appropriate charge to operations is recorded. Charges of $7 million and $9 million were recorded in 1999 and 1998, respectively, for purchased intangible assets no longer considered recoverable from future revenues.

Assets Available for Sale

Capital assets are transferred to assets available for sale when a decision is made to sell a facility and selling efforts are actively underway. In some cases, operations continue and, when costs are allowable under government contracts, depreciation expense is recorded until the facility is vacated or sold. Assets available for sale are evaluated at least annually for recoverability and written down to estimated fair value as necessary. When an asset is written down to estimated fair value, depreciation ceases.

Financial Statement Reclassification

To conform to the presentation in 1999, certain amounts for 1998 and 1997 have been reclassified in the Consolidated Financial Statements. The reclassifications had no effect on net income or earnings per share for any period presented.

DISCONTINUED OPERATIONS

Effective July 24, 2000, the company completed the sale of its commercial aerostructures (Aerostructures) business to The Carlyle Group, pursuant to an Asset Purchase Agreement dated as of June 9, 2000 between Northrop Grumman and Vought Aircraft Industries, Inc., an entity owned by The Carlyle Group. The purchase price was composed of $667.7 million in cash and a promissory note for $175 million, maturing in nine years, with interest payable in kind for four years and interest payable in kind or cash thereafter. An estimated loss on the sale of $15 million will be recorded in the second quarter of 2000. Aerostructures is a major producer of commercial and military aircraft subassemblies, the majority of which are sold to The Boeing Company and, for military contracts, ultimately to the U.S. Government.

The company's Consolidated Statements of Income and related footnote disclosures have been restated to reflect Aerostructures as discontinued operations for all periods presented. Balance sheet and cash flow data have not been restated.

Operating results of the discontinued Aerostructures business are as follows:

$ in millions                                 1999         1998       1997
----------------------------------------------------------------------------

Net Sales                                    $ 1,379     $ 1,535     $ 1,355
============================================================================

Income before income taxes                   $    15     $     3     $   139
Federal and foreign income taxes                   6           2          50
----------------------------------------------------------------------------
Net income from discontinued operations      $     9     $     1     $    89
============================================================================

NORTHROP GRUMMAN CORPORATION

BUSINESS COMBINATIONS

Effective August 1, 1997, the company consummated the merger of its wholly owned acquisition subsidiary with and into Logicon, Inc. a leading defense information technology and services company. Each share of Logicon's common stock was converted to .6161 of a share of the company's common stock. The merger was accounted for as a pooling of interests.

ACQUISITIONS

In 1998 the company acquired Inter-National Research Institute Inc. for $55 million in cash. In 1999 the company acquired three businesses, the Information Systems Division of California Microwave, Inc., Data Procurement Corporation, and Ryan Aeronautical, an operating unit of Allegheny Teledyne Incorporated, for a total of $271 million in cash and stock. The results of operations of the acquired companies were included in the consolidated results of Northrop Grumman Corporation from their respective acquisition dates.

         The purchase method of accounting was used to record all four acquisitions with estimated fair values being assigned to assets and liabilities. The excess of the purchase price over the net tangible assets acquired was assigned to identifiable intangible assets and the remaining balance was assigned to goodwill.

         Unaudited pro forma consolidated results, after giving effect to the businesses acquired in 1998 and 1999, would not have been materially different from the reported amounts for 1997, 1998 or 1999.

NORTHROP GRUMMAN CORPORATION

TERMINATED MERGER AGREEMENT

On July 3, 1997, the company announced that it had entered into a definitive agreement with Lockheed Martin Corporation to combine the companies. On February 26, 1998, shareholders of Northrop Grumman approved the merger. On March 23, 1998, the U.S. Government filed suit to block the merger. On July 16, 1998, Lockheed Martin notified the company that it was terminating its merger agreement with the company pursuant to the terms of the agreement.

         The company recorded charges totaling $186 million in 1998 for costs related to the terminated merger. The charges cover vesting of restricted stock which became issuable following shareholder approval of the merger and other costs associated with the terminated merger, including investment banking fees, legal and accounting fees, and costs related to responding to the Government's request for information.

NEW ACCOUNTING STANDARDS

In January 1999, the company adopted Statement of Position (SOP) 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires capitalization of certain costs incurred after the date of adoption to develop or obtain software for internal use. Adoption of this standard had no material effect on the company's results of operations, financial position, or cash flows.

      In January 1999, the company adopted SOP 98-5 - Reporting on the Costs of Start-Up Activities, which requires that certain costs, that previously had been deferred, be expensed and reported as a cumulative effect of a change in accounting principle, and all such future costs be expensed as incurred. In the first quarter of 1999, the company recorded a $16 million after-tax charge, or $.24 per share, as the cumulative effect of a change in accounting principle.

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133- Accounting for Derivative Instruments and Hedging Activities, which becomes effective for fiscal years beginning after June 15, 2000. This standard provides authoritative guidance on accounting and financial reporting for derivative instruments. Management is currently evaluating the effect that adoption of this standard will have on the company's results of operations, financial position, and cash flows.

NORTHROP GRUMMAN CORPORATION

ACCOUNTS RECEIVABLE

Unbilled amounts represent sales for which billings have not been presented to customers at year end, including differences between actual and estimated overhead and margin rates. These amounts are usually billed and collected within one year. Progress payments are, however, received on a number of fixed-price contracts accounted for using the cost-to-cost type percentage-of-completion method.

         The claim receivable as of December 31, 1998, represents costs incurred to date on the Accurate Fuselage Assembly (AFA) program that the company expected to recover from The Boeing Company for out-of-scope work and related delay and disruption costs incurred on the program. In the second quarter of 1999, the company resolved its claims with Boeing. The settlement had no material effect on the company's financial results for 1999.

         Accounts receivable were comprised of the following:


$ in millions                                              1999         1998
-----------------------------------------------------------------------------
Due from U.S. Government, long-term contracts
     Current accounts
         Billed                                        $    424     $    362
         Unbilled                                         1,879        2,145
         Progress payments received                      (1,283)      (1,388)
-----------------------------------------------------------------------------
                                                          1,020        1,119
-----------------------------------------------------------------------------
Due from other customers, long-term contracts
     Current accounts
         Billed                                             122          141
         Unbilled                                           165          137
         Claim                                                            29
-----------------------------------------------------------------------------
                                                            287          307
-----------------------------------------------------------------------------
     Total due, long-term contracts                       1,307        1,426
-----------------------------------------------------------------------------

Trade and other accounts receivable
     Due from U.S. Government                                57           63
     Due from other customers                                76           65
-----------------------------------------------------------------------------
     Total due, trade and other                             133          128
-----------------------------------------------------------------------------
                                                          1,440        1,554
Allowances for doubtful amounts                             (38)         (47)
-----------------------------------------------------------------------------
                                                       $  1,402     $  1,507
=============================================================================

NORTHROP GRUMMAN CORPORATION

INVENTORIED COSTS

Inventoried costs were comprised of the following:


$ in millions                                             1999        1998
-----------------------------------------------------------------------------
Production costs of contracts in process                $ 1,320      $ 1,487
Excess of production cost of delivered items
     over the estimated average unit cost                   161          162
Administrative and general expenses                         230          245
-----------------------------------------------------------------------------
                                                          1,711        1,894
Progress payments received                                 (521)        (521)
-----------------------------------------------------------------------------
                                                        $ 1,190      $ 1,373
=============================================================================


         Inventoried costs relate to long-term contracts in process and include expenditures for raw materials and work in process beyond what is required for recorded orders. These expenditures are incurred to help maintain stable and efficient production schedules. The excess of production costs of delivered and in process items over the estimated average costs is carried in inventory under the learning curve concept. Under this concept, production costs per unit are expected to decrease over time due to efficiencies arising from continuous improvement in the performance of repetitive tasks.

         The ratio of inventoried administrative and general expenses to total inventoried costs is estimated to be the same as the ratio of total administrative and general expenses incurred to total contract costs incurred.

         According to the provisions of U.S. Government contracts, the customer has title to, or a security interest in, substantially all inventories related to such contracts.

NORTHROP GRUMMAN CORPORATION


INCOME TAXES

Income tax expense, both federal and foreign, was comprised of the following:



$  in millions                                1999        1998         1997
----------------------------------------------------------------------------
Currently payable
   Federal income taxes                      $  77       $ (13)        $ 24
   Foreign income taxes                          4           5            3
----------------------------------------------------------------------------
                                                81          (8)          27

Change in deferred federal income taxes        192         124          167
----------------------------------------------------------------------------
                                             $ 273       $ 116         $194
============================================================================


   Income tax expense differs from the amount computed by multiplying the statutory federal income tax rate times the income before income taxes due to the following:

$ in millions                                    1999        1998         1997
------------------------------------------------------------------------------
Income tax expense on continuing
  operations at statutory rate                  $ 261       $ 108        $ 179
Goodwill amortization                              15          15           16
Benefit from ESOP dividends                        (3)         (3)          (3)
Other, net                                                     (4)           2
------------------------------------------------------------------------------
                                                $ 273       $ 116        $ 194
==============================================================================

          Deferred income taxes arise because of differences in the treatment of income and expense items for financial reporting and income tax purposes. The principal type of temporary difference stems from the recognition of income on contracts being reported under different methods for tax purposes than for financial reporting.

          The tax effects of significant temporary differences and carryforwards that gave rise to year-end deferred federal and state tax balances, as categorized in the Consolidated Statements of Financial Position, were as follows:

NORTHROP GRUMMAN CORPORATION

$ in millions                                                    1999           1998
------------------------------------------------------------------------------------
Deferred tax assets
  Deductible temporary differences
        Provision for estimated expenses                      $     33       $     41
        Retiree benefit plan expense                                              364
        Other                                                                      12
-------------------------------------------------------------------------------------
                                                                    33            417
-------------------------------------------------------------------------------------
     Taxable temporary differences
        Income on contracts                                        (10)           (12)
        Purchased intangibles                                                     (89)
        Excess tax over book depreciation                                         (69)
        Other                                                                     (57)
-------------------------------------------------------------------------------------
                                                                   (10)          (227)
-------------------------------------------------------------------------------------
                                                              $     23       $    190
=====================================================================================
Deferred tax liabilities
     Taxable temporary differences
        Income on contracts                                   $    913       $    865
        Goodwill amortization                                       95
        Purchased intangibles                                       89
        Excess tax over book depreciation                           72
        Administrative and general expenses
          period costed for tax purposes                            14             18
        Other                                                       14
-------------------------------------------------------------------------------------
                                                                 1,197            883
-------------------------------------------------------------------------------------
     Deductible temporary differences
        Provision for estimated expenses                          (207)          (174)
        Retiree benefit plan expense                              (197)           (16)
        Other                                                      (50)           (30)
-------------------------------------------------------------------------------------
                                                                  (454)          (220)
-------------------------------------------------------------------------------------
     Tax carryforwards
        Tax credits                                                (75)           (82)
        Alternative minimum tax credit                             (54)           (54)
-------------------------------------------------------------------------------------
                                                                  (129)          (136)
-------------------------------------------------------------------------------------
                                                              $    614       $    527
=====================================================================================
Net deferred tax liability
     Total deferred tax liabilities (taxable
       temporary differences above)                             $1,207       $  1,110
     Less total deferred tax assets (deductible
       temporary differences and tax carryforwards above)          616            773
-------------------------------------------------------------------------------------
                                                                $  591       $    337
=====================================================================================

         The tax carryforward benefits are expected to be used in the periods in which net deferred tax liabilities mature. These tax credit carryforwards are in various amounts and expire over the years 2001 through 2007. The alternative minimum tax credit can be carried forward indefinitely.

NORTHROP GRUMMAN CORPORATION

NOTES PAYABLE TO BANKS AND LONG-TERM DEBT

The company has available short-term credit lines in the form of money market facilities with several banks. The amount and conditions for borrowing under these credit lines depend on the availability and terms prevailing in the marketplace. No fees or compensating balances are required for these credit facilities. At December 31, 1999, $25 million was outstanding at a weighted average interest rate of 6.75 percent. At December 31, 1998, $67 million was outstanding at a weighted average interest rate of 5.60 percent.

         Additionally, the company has a credit agreement with a group of domestic and foreign banks to provide for two credit facilities: $1.8 billion available on a revolving credit basis through March 2002; and a term loan payable in nine quarterly installments of $50 million plus interest through March 1, 2002. The company pays, at least quarterly, interest on the outstanding debt under the credit agreement at rates that vary based in part on the company's credit rating and leverage ratio.

         At December 31, 1999, $150 million at a weighted average interest rate of 6.76 percent was outstanding under the company's revolving credit facility. At December 31, 1998, $512 million at a weighted average interest rate of 5.66 percent was outstanding. At December 31, 1999, the $450 million term loan had a weighted average interest rate of 6.61 percent. At December 31, 1998, $650 million was outstanding at a weighted average interest rate of 5.68 percent. Principal payments permanently reduce the amount available under this agreement as well as the debt outstanding. Under these agreements, in the event of a "change in control," the banks are relieved of their commitments. Compensating balances are not required under these agreements.

         The company's credit agreements contain restrictions relating to the payment of dividends, acquisition of the company's stock, aggregate indebtedness for borrowed money and interest coverage. At December 31, 1999, $880 million of retained earnings were unrestricted as to the payment of dividends.

NORTHROP GRUMMAN CORPORATION

Long-term debt consisted of the following:

$ in millions                                     1999              1998
------------------------------------------------------------------------
Notes due 2004, 8.625%                           $ 350             $ 350
Notes due 2006, 7%                                 400               400
Debentures due 2016, 7.75%                         300               300
Debentures due 2024, 9.375%                        250               250
Debentures due 2026, 7.875%                        300               300
Revolving credit facility                          150               512
Term loans payable to banks                        450               650
------------------------------------------------------------------------
                                                 2,200             2,762
Less current portion                               200               200
------------------------------------------------------------------------
                                                $2,000            $2,562
========================================================================


          The debt indenture contains restrictions relating to limitations on liens, sale and leaseback arrangements and funded debt of subsidiaries.

          The principal amount of long-term debt outstanding at December 31, 1999, due in each of the years 2000 and 2001 is $200 million, with $50 million due in 2002, $350 million due in 2004 and $1,400 million due thereafter.

NORTHROP GRUMMAN CORPORATION

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the company in estimating its fair value disclosures for financial instruments:

         Due to the short-term nature of these items, the carrying amount reported in the Consolidated Statements of Financial Position for Cash and Cash Equivalents and amounts borrowed under the company's short-term credit lines are estimated to approximate fair value.

         The fair value of the long-term debt at the respective year-ends was calculated based on interest rates available for debt with terms and due dates similar to the company's existing debt arrangements.

         The company has limited involvement with derivative financial instruments and does not use them for trading purposes. To mitigate the variable rate characteristic of its term loans, the company has from time to time entered into interest rate swap agreements. No interest rate swap agreements were in effect at December 31, 1999, or December 31, 1998. If any interest rate swap agreements had existed, unrealized gains(losses) would be calculated based upon the amounts at which they could have been settled at then current interest rates.

         Carrying amounts and the related estimated fair values of the company's financial instruments at December 31 of each year are as follows:

$ in millions                                            1999            1998
------------------------------------------------------------------------------
Long-term debt
    Carrying amount                                    $ 2,200          $2,762
    Fair value                                           2,154           2,914
------------------------------------------------------------------------------

NORTHROP GRUMMAN CORPORATION

RETIREMENT BENEFITS

The company sponsors several defined-benefit pension plans covering over 80 percent of employees. Pension benefits for most employees are based on the employee's years of service and compensation during the last ten years before retirement. It is the policy of the company to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into a trust separate from the company. Five of the company's fourteen qualified plans, which cover more than 70 percent of all employees, were in a legally defined full-funding limitation status at December 31, 1999.

          The company and subsidiaries also sponsor defined-contribution plans in which most employees are eligible to participate. Company contributions for most plans are based on a matching of employee contributions up to 4 percent of compensation.

          In addition, the company and its subsidiaries provide certain health care and life insurance benefits for retired employees. Employees achieve eligibility to participate in these contributory plans upon retirement from active service and if they meet specified age and years of service requirements. Election to participate must be made at the date of retirement. Qualifying dependents are also eligible for medical coverage. Approximately 70 percent of the company's current retirees participate in the medical plans. Plan documents reserve the company's right to amend or terminate the plans at any time. Premiums charged retirees for medical coverage are based on years of service and are adjusted annually for changes in the cost of the plans as determined by an independent actuary. In addition to this medical inflation cost-sharing feature, the plans also have provisions for deductibles, copayments, coinsurance percentages, out-of-pocket limits, schedule of reasonable fees, managed care providers, maintenance of benefits with other plans, Medicare carve-out and a maximum lifetime benefit of from $250,000 to $1,000,000 per covered individual. It is the policy of the company to fund the maximum amount deductible for income taxes into the VEBA trust established for the Northrop Retiree Health Care Plan for Retired Employees for payment of benefits.

NORTHROP GRUMMAN CORPORATION

         The cost to the company of these plans in each of the last three years is shown in the following table.

                                                                 Pension Benefits                   Medical and Life Benefits
$ in millions                                           1999           1998           1997         1999        1998          1997
-----------------------------------------------------------------------------------------------------------------------------------
Components of net periodic
  benefit cost(income)
Service cost                                        $    200       $    187       $    162     $     34     $     27     $     27
Interest cost                                            659            642            618          102           95           98
Expected return on plan assets                        (1,136)        (1,008)          (834)         (30)         (34)         (26)
Amortization of
    Prior service costs                                   35             35             34
    Transition assets, net                               (42)           (42)           (42)
    Net gain from previous years                         (69)           (80)           (71)          (2)         (16)         (10)
-----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost(income)
     including discontinued operations                  (353)          (266)          (133)         104           72           89
Discontinued operations                                   10             (4)           (11)         (12)         (13)          (9)
-----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost(income)
     from continuing operations                     $   (343)       $  (270)       $  (144)    $     92     $     59     $     80
===================================================================================================================================
Defined contribution plans cost                     $     92        $    89        $    84
===================================================================================================================================

         Major assumptions as of each year-end used in the accounting for the defined-benefit plans are shown in the following table. Pension cost is determined using all three factors as of the end of the preceding year, whereas the funded status of the plans, shown later, uses only the first two factors as of the end of each year.

                                                                      1999          1998          1997
------------------------------------------------------------------------------------------------------
Discount rate for obligations                                         7.50%         6.50%         7.00%
Rate of increase for compensation                                     5.00          4.00          4.50
Expected long-term rate of return on plan assets                      9.50          9.50          9.50
------------------------------------------------------------------------------------------------------

         These assumptions also were used in retiree health care and life insurance benefit calculations with one modification. Since, unlike the pension trust, the earnings of the VEBA trust are taxable, the above 9.5 percent expected rate of return on plan assets was reduced accordingly to 6 percent after taxes. A significant factor used in estimating future per capita cost of covered health care benefits for the company and its retirees is the health care cost trend rate assumption. The rate used was 10 percent for 1999 and is assumed to decrease gradually to 6 percent for 2006 and thereafter. A one-percentage-point change in that rate would have the following effects:

                                                                          1-Percentage-             1-Percentage-
         $ in millions                                                   Point Increase            Point Decrease
         ---------------------------------------------------------------------------------------------------------
         Effect on total of service and interest cost components              $   18                  $   (15)
         Effect on postretirement benefit obligation                             166                     (146)

NORTHROP GRUMMAN CORPORATION


         The following tables set forth the funded status and amounts recognized in the Consolidated Statements of Financial Position at each year-end for the company's defined-benefit pension and retiree health care and life insurance benefit plans. Pension benefits data includes the qualified plans as well as thirteen unfunded non-qualified plans for benefits provided to directors, officers and employees either beyond those provided by, or payable under, the company's main plans.

                                                              Pension Benefits                      Medical and Life Benefits
$ in millions                                                1999                 1998                1999                1998
-------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year                 $  10,164            $   9,056           $   1,559           $   1,443
Service cost                                                  200                  187                  34                  27
Interest cost                                                 659                  642                 102                  95
Plan participants' contributions                                7                    7                  26                  25
Amendments                                                      4                    3
Actuarial loss(gain)                                         (771)                 851                 (72)                 67
Benefits paid                                                (612)                (582)               (115)                (98)
-------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                           9,651               10,164               1,534               1,559
-------------------------------------------------------------------------------------------------------------------------------

Change in plan assets
Fair value of plan assets at beginning of year             12,033               10,832                 570                 538
Actual return on plan assets                                2,284                1,651                 154                  61
Employer contributions                                         80                  125                  58                  44
Plan participants' contributions                                7                    7                  26                  25
Benefits paid                                                (612)                (582)               (115)                (98)
-------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                   13,792               12,033                 693                 570
-------------------------------------------------------------------------------------------------------------------------------

Funded status                                               4,141                1,869                (841)               (989)
Unrecognized prior service cost                               169                  200                   2                   2
Unrecognized net transition asset                            (120)                (162)
Unrecognized net gain                                      (3,573)              (1,723)               (319)               (125)
-------------------------------------------------------------------------------------------------------------------------------
Net asset(liability) recognized                         $     617            $     184           $  (1,158)          $  (1,112)
-------------------------------------------------------------------------------------------------------------------------------

Amounts recognized in the statement of
   financial position
Prepaid benefit cost                                    $     851            $     712           $      30           $
Accrued benefit liability                                    (234)                (528)             (1,188)             (1,112)
Additional minimum liability                                  (36)                 (64)
Intangible asset                                                7                   16
Accumulated other comprehensive loss                           29                   48
-------------------------------------------------------------------------------------------------------------------------------
Net asset(liability) recognized                         $     617            $     184           $  (1,158)          $  (1,112)
-------------------------------------------------------------------------------------------------------------------------------

         For pensions plans with benefit obligations in excess of assets as of December 31, 1999, the projected benefit obligation was $224 million, the accumulated benefit obligation was $203 million, and the

NORTHROP GRUMMAN CORPORATION

fair value of assets was $7 million. As of December 31, 1998, the projected benefit obligation was $1,451 million, the accumulated benefit obligation was $1,285 million, and the fair value of assets was $784 million.

         Pension plan assets at December 31, 1999, comprised 48 percent domestic equity investments in listed companies (including 2 percent in Northrop Grumman common stock); 14 percent equity investments listed on international exchanges; 22 percent in fixed income investments; 5 percent in venture capital and real estate investments; and 11 percent in cash and cash equivalents. The investment in Northrop Grumman represents 4,111,669 shares, or 6 percent of the company's total shares outstanding.

         Retiree health care and life insurance plan assets at December 31, 1999, comprised 64 percent domestic equity investments in listed companies; 24 percent equity investments on international exchanges; and 12 percent in cash and equivalents.

COMMITMENTS AND CONTINGENCIES

The corporation and its subsidiaries have been named as defendants in various legal actions. Based upon available information, it is the company's expectation that those actions are either without merit or will have no material adverse effect on the company's results of operations or financial position.

         In accordance with company policy on environmental remediation, the estimated cost to complete remediation has been accrued where it is probable that the company will incur such costs in the future, including those for which it has been named a Potentially Responsible Party by the Environmental Protection Agency or similarly designated by other environmental agencies. To assess the potential impact on the company's financial statements, management estimates the total reasonably possible remediation costs that could be incurred by the company, taking into account currently available facts on each site as well as the current state of technology and prior experience in remediating contaminated sites. These estimates are reviewed periodically and adjusted to reflect changes in facts and technical and legal circumstances. Management estimates that at December 31, 1999, the range of reasonably possible future costs for environmental remediation is $80 million to $111 million, of which $87 million has been accrued. Although management cannot predict whether new information gained as projects progress will materially affect the estimated liability accrued, management does not anticipate that future remediation expenditures will have a material adverse effect on the company's results of operations, financial position, or cash flows.

         The company has entered into standby letter of credit agreements and other arrangements with financial institutions primarily relating to the guarantee of future performance on certain contracts. Contingent liabilities on these agreements aggregated approximately $535 million at December 31, 1999.

NORTHROP GRUMMAN CORPORATION

         The company has agreed to invest an additional $30 million in Kistler Aerospace Corporation preferred stock. This investment will only be made when Kistler Aerospace Corporation has obtained additional funding from other sources and will represent the last increment of funding required to complete and test the first K-1 vehicle, and is subject to the company's then determination that the K-1 is a viable launch system.

         Minimum rental commitments under long-term noncancellable operating leases total $394 million which is payable as follows: 2000 - $93 million, 2001- $70 million, 2002 - $60 million, 2003 - $51 million, 2004 - $42 million, and 2005 and thereafter - $78 million.

STOCK RIGHTS

The company has a Common Stock Purchase Rights plan with one right issued in tandem with each share of common stock. The rights will become exercisable on the tenth business day after a person or group has acquired 15 percent or more of the general voting power of the company, or announces an intention to make a tender offer for 30 percent or more of such voting power, without the prior consent of the Board of Directors. If the rights become exercisable, a holder will be entitled to purchase one share of common stock from the company at an initial exercise price of $250.

         If a person acquires more than 15 percent of the then outstanding voting power of the company or if the company is combined with an acquiror, each right will entitle its holder to receive, upon exercise, shares of the company's or the acquiror's (depending upon which is the surviving company) common stock having a value equal to two times the exercise price of the right.

         The company will be entitled to redeem the rights at $.01 per right at any time prior to the earlier of the date that a person has acquired or obtained the right to acquire 15 percent of the general voting power of the company or the expiration of the rights in October 2008. The rights are not exercisable until after the date on which the company's prerogative to redeem the rights has expired. The rights do not have voting or dividend privilege and cannot be traded independently from the company's common stock until such time as they become exercisable.

STOCK COMPENSATION PLANS

At December 31, 1999, Northrop Grumman had two stock-based compensation plans - the 1993 Long-Term Incentive Stock Plan (LTISP) applicable to employees and the 1995 Stock Option Plan for Non-Employee Directors (SOPND). The LTISP contains change in control provisions which were activated in February 1998 upon approval by the shareholders of the proposed merger of the company with Lockheed Martin Corporation, causing all then unvested stock awards to become immediately vested.

NORTHROP GRUMMAN CORPORATION

         The LTISP permits grants to key employees of three general types of stock incentive awards: stock options, stock appreciation rights (SARs) and stock awards. Under the LTISP, each stock option grant is made with an exercise price either at the closing price of the stock on the date of grant (market options) or at a premium over the closing price of the stock on the date of grant (premium options). Options generally vest in 25 percent increments two, three, four and five years from the grant date and expire ten years after the grant date. No SARs have been granted under the LTISP. Stock awards, in the form of restricted performance stock rights, are granted to key employees without payment to the company. Recipients of the rights earn shares of stock based on a total-shareholder-return measure of performance over a five-year period with interim distributions three and four years after grant. If at the end of the five-year period the performance objectives have not been met, unearned rights up to 100 percent of the original grant for five elected officers and, up to 70 percent of the original grant for all other recipients, will be forfeited. Termination of employment can result in forfeiture of some or all of the benefits extended under the plan. Each year 1.5% of the company's total issued and outstanding common stock at the end of the preceding fiscal year become available for issuance pursuant to incentive awards. During 1998 and 1999, a number of awards granted under the LTISP contained terms, including limitations and conditions on exercisability and vesting, that took into account and were predicated upon future annual share availability.

         The SOPND permits grants of stock options to nonemployee directors. Each grant of a stock option is made at the closing market price on the date of the grant, is immediately exercisable, and expires ten years after the grant date. At December 31, 1999, 244,500 shares were available for future grants under the SOPND.

         The company applies Accounting Principles Board Opinion 25 - Accounting for Stock Issued to Employees and related Interpretations in accounting for awards made under the plans. When stock options are exercised, the amount of the cash proceeds to the company is recorded as an increase to paid-in capital. No compensation expense is recognized in connection with stock options. Compensation expense for restricted performance stock rights is estimated and accrued over the vesting period. The fixed 30 percent minimum distribution portion is recorded at grant value and the variable portion is recorded at market value. Compensation expense recognized for stock awards was $15 million in 1999, $163 million in 1998, and $57 million in 1997.

NORTHROP GRUMMAN CORPORATION


         Stock option activity for the last three years is summarized below:

                                                                                         Weighted-
                                                                                          Average
                                                                  Shares                 Exercise                   Shares
                                                               Under Option               Prices               Exercisable
---------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996                                4,027,272                 $   47                 1,384,026
      Granted, market options                                      15,000                     85
      Cancelled                                                  (100,932)                    58
      Exercised                                                  (570,182)                    34
---------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                                3,371,158                     49                 1,556,475
      Granted, market options                                     992,000                     74
      Granted, premium options                                  1,986,450                     95
      Cancelled                                                    (5,700)                    65
      Exercised                                                  (766,182)                    48
---------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1998                                5,577,726                     70                 2,624,276
      Granted, market options                                      69,200                     62
      Granted, premium options                                    106,800                     93
      Cancelled                                                  (221,015)                    88
      Exercised                                                  (702,628)                    22
---------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1999                                4,830,083                     76                 1,926,899
===========================================================================================================================

NORTHROP GRUMMAN CORPORATION


         Had compensation expense been determined based on the fair value at the grant dates for stock option awards granted in 1999, 1998 and 1997, consistent with the method of Financial Accounting Standards Board Statement 123 - Accounting for Stock Based Compensation, net income, basic earnings per share, and diluted earnings per share in 1999 would have been lower by $11 million, seventeen cents and sixteen cents, respectively. For 1998 net income, basic earnings per share and diluted earnings per share would have been lower by $5 million, seven cents and seven cents, respectively. For 1997 net income, basic earnings per share and diluted earnings per share would have been lower by $5 million, eight cents, and eight cents, respectively. These amounts were determined using weighted-average per share fair values for premium options granted in 1999 of $15 and 1998 of $15 and for market options granted in 1999, 1998 and 1997 of $18, $20 and $25 respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model based on an expected life of six years and for 1999, 1998 and 1997, respectively, the following additional assumptions: dividend yield - 2.1 percent, 1.9 percent and 1.9 percent; expected volatility - 29 percent, 27 percent and 22 percent; and risk-free interest rate - 5.8 percent, 4.4 percent and 6.7 percent.

         At December 31, 1999 the following stock options were outstanding:

                                        Options Outstanding                               Options Exercisable
                    -----------------------------------------------------------       ----------------------------

                                                 Weighted-           Weighted-                           Weighted-
      Range of                Number               Average             Average             Number          Average
      Exercise           Outstanding             Remaining            Exercise        Exercisable         Exercise
        Prices           at 12/31/99      Contractual Life              Prices        at 12/31/99           Prices
---------------     -----------------------------------------------------------       ----------------------------
   $  16 to 35              123,458              2.8 years             $  25              123,458           $  25
      36 to 55              580,619              5.0 years                41              552,119              41
      56 to 75            1,490,122              7.9 years                68              531,622              59
      76 to 95            1,599,459              8.1 years                85              674,700              81
     96 to 118            1,036,425              9.0 years               101               45,000             105
                        ------------                                                  ------------
                          4,830,083                                                     1,926,899
                        ============                                                  ============

         Restricted performance stock rights were granted with weighted-average grant-date fair values per share as follows: 1999 - 75,300 at $64; 1998 -794,050 at $73; and 1997 - 7,700 at $80.

NORTHROP GRUMMAN CORPORATION


UNAUDITED SELECTED QUARTERLY DATA

Quarterly financial results are set forth in the following tables together with dividend and common stock price data.

1999 Quarters

$ in millions, except per share                                             4              3              2              1
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                            $  2,180      $   1,805       $  1,921       $  1,710
Operating margin                                                          255            242            254            203
Income from continuing operations                                         139            116            123             96
Income before cumulative effect of accounting change                      138            128            113            104
Net income                                                                138            128            113             88
Basic earnings per share from continuing operations                      1.99           1.68           1.79           1.39
Basic earnings per share before
  cumulative effect of accounting change                                 1.97           1.84           1.65           1.51
Basic earnings per share                                                 1.97           1.84           1.65           1.27
Diluted earnings per share from continuing operations                    1.98           1.66           1.78           1.38
Diluted earnings per share before
  cumulative effect of accounting change                                 1.96           1.83           1.64           1.50
Diluted earnings per share                                               1.96           1.83           1.64           1.26
Dividend per share                                                        .40            .40            .40            .40
Stock price:
High                                                                  62 5/16       75 11/16        73 5/16         73 1/4
Low                                                                        49       59 15/16         57 3/4             57
---------------------------------------------------------------------------------------------------------------------------

         In the fourth quarter of 1999 the company reached a settlement of its contract claims with the U.S. Air Force relating to the remanufacturing of Joint STARS aircraft. The company was able to recognize underlying improved performance on the production phase of the program and recorded upward cumulative margin rate adjustments totaling $37 million. Operating margin includes positive cumulative margin rate adjustments on the B-2 program of $23 million, $11 million and $36 million in the fourth, third and second quarters, respectively.

NORTHROP GRUMMAN CORPORATION


1998 Quarters

$ in millions, except per share                                               4              3              2              1
------------------------------------------------------------------------------------------------------------------------------
Net sales                                                               $ 2,079        $ 1,818        $ 1,789        $ 1,681
Operating margin                                                            189            208            176            179
Income(loss) from continuing operations                                      54             97             73            (31)
Net income(loss)                                                             (3)           116             93            (12)
Basic earnings(loss) per share from continuing operations                   .78           1.40           1.07           (.44)
Basic earnings(loss) per share                                             (.04)          1.68           1.36           (.18)
Diluted earnings(loss) per share from continuing operations                 .77           1.39           1.05           (.43)
Diluted earnings(loss) per share                                           (.04)          1.67           1.34           (.18)
Dividend per share                                                          .40            .40            .40            .40

Stock price:
High                                                                         84        108 5/8        110 3/4            139
Low                                                                     68 7/16        59 5/16        97 3/16        102 3/4
------------------------------------------------------------------------------------------------------------------------------

Operating margin in the fourth quarter of 1998 includes a $21 million charge due to an increase in the cost estimate to complete work on the test phase of development for the Directional Infrared Countermeasures (DIRCM) program. Pretax costs of $16 million and $42 million are included in the third and fourth quarter, respectively, related to activities to realign operating units, consolidate facilities and exit certain business areas. Cumulative margin rate adjustments on the Joint STARS and E-2C programs reduced operating margin in the second quarter by $25 million. Charges related to the company's terminated merger with Lockheed Martin Corporation of $180 million and $6 million were recorded in the first and second quarter, respectively. Included in the 1998 fourth quarter results is the write off of the company's $30 million investment comprised of advances on behalf of the Kistler Aerospace Corporation. The write off resulted from the company's assessment that the near-term likelihood of Kistler obtaining additional financing made recovery of the investment uncertain.

         The corporation's common stock is traded on the New York and Pacific Stock Exchanges (trading symbol NOC). The approximate number of holders of record of the corporation's common stock at February 14, 2000, was 11,135.

NORTHROP GRUMMAN CORPORATION

Item 14

I - VALUATION AND QUALIFYING ACCOUNTS

                             (Dollars in Thousands)


COL. A                                    COL. B      COL. C         COL. D        COL. E
------                                    ------      ------         ------        ------

                                                                         Other
                                        Balance at                   Changes--      Balance
                                         Beginning   Additions             Add       at End
Classification                           of Period     At Cost   (Deduct)/(1)/    of Period
--------------                          ----------   ---------   -------------    ---------
Description:
Year ended December 31, 1997
 Reserves and allowances deducted
  from asset accounts:
   Allowances for doubtful amounts         $55,445     $17,279        $(17,746)     $54,978

Year ended December 31, 1998
 Reserves and allowances deducted
  from asset accounts:
   Allowances for doubtful amounts         $54,978     $ 8,076        $(16,013)     $47,041

Year ended December 31, 1999
 Reserves and allowances deducted
  from asset accounts:
   Allowances for doubtful amounts         $47,041     $21,088        $(30,455)     $37,674

___________
(1)  Uncollectible amounts written off, net of recoveries.



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

NORTHROP GRUMMAN CORPORATION

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Northrop Grumman Corporation
Los Angeles, California

         We have audited the accompanying consolidated statements of financial position of Northrop Grumman Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. Our audit also included the financial statement schedule listed in the Index at Item 14. These financial statements and financial statement schedule are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Northrop Grumman Corporation and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         As discussed in the footnotes to the consolidated financial statements, in 1999 the Company changed its method of accounting for start-up activities by adopting Statement of Position 98-5 -- Reporting on the Costs of Start-up Activities.



Deloitte & Touche LLP
Los Angeles, California
January 26, 2000,
except for discontinued operations footnote, as to which the date is July 24, 2000.

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